ADVISORS SERIES TRUST

AMENDED AND RESTATED SHAREHOLDER SERVICING PLAN
with respect to the Class A, Class C and Class F shares of the Funds listed on the attached Schedule A (the “Funds”)

WHEREAS: Advisors Series Trust (the “Trust”) is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Act”).

The Funds are each a separate series of the Trust.  The Trust desires to adopt a Plan to provide for shareholder servicing of the Funds’ Class A, Class C and Class F shares (the “Shares”).

Shenkman Capital Management, Inc. (the “Advisor”) will serve as shareholder servicing agent for the Shares.

NOW, THEREFORE, in consideration of the foregoing, the Trust hereby adopts this Plan on behalf of each of the Shares on the following terms and conditions:

1.           Each Fund will pay the Advisor, as set forth in paragraph 3, for providing or for arranging for the provision of non-distribution personal shareholder services provided by the Advisor or by securities broker-dealers and other securities professionals (“Service Organizations”) to beneficial owners of the Shares (“Clients”), including but not limited to shareholder servicing provided by the Advisor at facilities dedicated to the Shares, provided that such shareholder servicing is not duplicative of the servicing otherwise provided on behalf of each of the Shares.

2.           Such services may include, but are not limited to, (a) establishing and maintaining accounts and records relating to Clients who invest in the Shares; (b) aggregating and processing orders involving the shares of the Shares; (c) processing dividend and other distribution payments from the Fund on behalf of Clients; (d) providing information to Clients as to their ownership of Shares or about other aspects of the operations of the Shares; (e) preparing tax reports or forms on behalf of Clients; (f) forwarding communications from the Shares to Clients; (g) assisting Clients in changing the Shares’ records as to their addresses, dividend options, account registrations or other data; (h) providing sub-accounting with respect to shares beneficially owned by shareholders, or the information to the Fund necessary for sub-accounting; (i) responding to shareholder inquiries relating to the services performed; (j) providing shareholders with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions; and (k) providing such other similar services as the Advisor may reasonably request to the extent the Service Organization is permitted to do so under applicable statutes, rules or regulations.

3.           Each Fund shall pay the Advisor, for its services, an annual rate as a percentage of the average daily net assets of the Funds’ Class A, Class C and Class F shares as shown in Schedule A.  Each Fund may make such payments monthly, and payments to the Advisor may exceed the amount expended by the Advisor during the month or the year to date.  The payments shall be calculated monthly.  In the event that payments to the Advisor during a fiscal year exceed the amounts expended (or accrued, in the case of payments to Service Organizations) during a fiscal year, the Advisor will promptly refund to the Shares any such excess.  Payments to the Advisor may be discontinued, or the rate amended, at any time by the Board of Trustees of the Funds, in its sole discretion. The Advisor may make final and binding decisions as to all matters relating to payments to Service Organizations, including but not limited to (i) the identity of Service Organizations; and (ii) what Shares, if any, are to be attributed to a particular Service Organization, to a different Service Organization or to no Service Organization.

4.           While this Plan is in effect, the Advisor shall report in writing at least quarterly to the Fund’s Board of Trustees, and the Board shall review, the amounts expended under this Plan and the purposes for which such expenditures were made.

5.           This Plan has been approved by a vote of the Board of Trustees of the Funds, including a majority of the Trustees who are not “interested persons” (as defined in the Act) of the Funds and who have no direct or indirect financial interest in the operation of this Plan (the “Independent Trustees”), by vote cast in person at a meeting called for the purpose of voting on this Plan.  This Plan shall, unless terminated as hereinafter provided, continue in effect until for two years from the date hereof, and from year to year thereafter only so long as such continuance is specifically approved at least annually by the Funds’ Board of Trustees including the Independent Trustees cast in person at a meeting called for the purpose of voting on such continuance.  This Plan may be terminated or amended at any time by a vote of a majority of the Independent Trustees or by the vote of the holders of a “majority” (as defined in the Act) of the outstanding voting securities of the Funds.

Dated:  March 15, 2013

Schedule A

Series or Fund and Class of Advisors Series Trust	Shareholder Servicing Plan Fee as a % of Average Daily Net Assets
Shenkman Short Duration High Income Fund
Class A	0.10%
Class C	0.10%
Class F	0.10%

ADVISORS SERIES TRUST
on behalf of the Funds listed on Schedule A

By:           /s/ Douglas G. Hess
Name:     Douglas G. Hess
Title:       President